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                      SECURITIES EXCHANGE AND COMMISSION

                            Washington, D. C.  20549

                                 FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  April 18, 2000

                      Terayon Communication Systems, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

            000-24647                              77-0328533
      (Commission File No.)             (I.R.S. Employer Identification No.)

                             2952 Bunker Hill Lane
                             Santa Clara, CA 95054
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (408) 727-4400

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Item 2.  Acquisition or Disposition of Assets.

         A.  ComBox Ltd.

             On April 18, 2000 (the "ComBox Closing Date"), the registrant, Terayon Communication Systems, Inc. ("Terayon"), acquired ComBox Ltd. ("ComBox"), pursuant to that certain Share Purchase Agreement (the "ComBox Agreement") between and among Terayon, the shareholders of ComBox and ComBox dated February 3, 2000 (the "ComBox Acquisition"). ComBox develops, markets and sells broadband data systems and satellite communications technology.

         Pursuant to the ComBox Agreement, Terayon acquired all outstanding shares of capital stock of ComBox, and ComBox became a wholly-owned subsidiary of Terayon on April 18, 2000 (the "Effective Time"). As consideration for the ComBox Acquisition, the former shareholders of ComBox received an aggregate of Seven Hundred Seventy Three Thousand Eight Hundred Eighty Five (773,885) shares of Terayon common stock and approximately Two Hundred Fifty Thousand dollars in a cash payments as described in the ComBox Agreement attached hereto as Exhibit
2.1. The ComBox Acquisition is intended to qualify for "purchase" accounting treatment under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and the related published interpretations of the AICPA, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.

         B.  Internet Telecom Ltd.

             On April 18, 2000, Terayon through its wholly owned subsidiary Telegate Ltd. ("Telegate") acquired all outstanding assets of Internet Telecom Ltd. ("Internet Telecom"), pursuant to that certain Asset Purchase Agreement (the "Internet Telecom Agreement") between and among Telegate, Terayon and Internet Telecom dated March 12, 2000 (the "Internet Telecom Acquisition"). Internet Telecom develops, markets and supplies PacketCable and other standards-bases, voice-over-Internet Protocol systems and technologies.

         Under the Internet Telecom Agreement, Telegate will acquire all outstanding assets of Internet Telecom. As consideration for the Internet Telecom Acquisition, Internet Telecom and certain former employees of Internet Telecom currently employed by Telegate will receive an aggregate of One Hundred Eighty Eight Thousand Six Hundred Ninety (188,690) shares of Terayon common stock and approximately Two Million dollars in a cash payment as described in the Internet Telecom Agreement, attached hereto as Exhibit 2.2. The Internet Telecom Acquisition is intended to qualify for "purchase" accounting treatment under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and the related published interpretations of the AICPA, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.

         C.  Tyco Electronics Corporation

             On April 22, 2000, Terayon acquired certain assets and assumed certain liabilities of Tyco Electronics Corporation ("Tyco") through its acquisition of the Access Network

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Electronics Division, an unincorporated division of Tyco ("ANE"), pursuant to that certain Amended and Restated Asset Purchase Agreement (the "Tyco Agreement") between Terayon and Tyco dated February 10, 2000 (the "ANE Acquisition"). ANE develops, markets and produces Digital Subscriber Line (DSL) systems that provide multiple phone lines through a single pair of copper wires.

         Under the Tyco Agreement, Terayon will acquire certain assets and assume certain liabilities of Tyco through its acquisition of ANE. As consideration for the ANE Acquisition, Tyco will receive an aggregate of Seven Hundred Two Thousand Two Hundred Seventy Six (702,276) shares of Terayon common stock as described in the Internet Telecom Agreement, attached hereto as Exhibit
2.3. The ANE Acquisition is intended to qualify for "purchase" accounting treatment under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and the related published interpretations of the AICPA, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.

         D.  Ultracom Communications Holdings (1995) Ltd.

             On April 27, 2000 (the "Ultracom Closing Date"), Terayon acquired Ultracom Communications Holdings (1995) Ltd. ("Ultracom"), pursuant to that certain Share Purchase Agreement (the "Ultracom Agreement") by and among Terayon, the shareholders of Ultracom and Ultracom dated March 26, 2000 (the "Ultracom Acquisition"). Ultracom develops, markets and sells broadband systems-on-silicon.

         Pursuant to the Ultracom Agreement, Terayon acquired outstanding shares of capital stock of Ultracom, and Ultracom became a wholly-owned subsidiary of Terayon on April 27, 2000 (the "Effective Time"). As consideration for the Ultracom Acquisition, the former shareholders of Ultracom received an aggregate of Two Hundred Sixty Eight Thousand Three Hundred Eighty Three (268,383) shares of Terayon common stock and approximately Two Million Seven Hundred Fifty Five Thousand Two Hundred Ninety Nine dollars in a cash payment as described in the Ultracom Agreement, attached hereto as Exhibit 2.4. The Ultracom Acquisition is intended to qualify for "purchase" accounting treatment under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and the related published interpretations of the AICPA, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Terayon Communication Systems, Inc.


Dated:  May 8, 2000         By: /s/ Ray M. Fritz
                               -------------------------------------
                                    Ray M. Fritz
                                    Chief Financial Officer